Exhibit 99.1

For Immediate Release

NATIONAL WESTERN LIFE INSURANCE COMPLETES
DELAWARE HOLDING COMPANY REORGANIZATION

NASDAQ TICKER SYMBOL TO REMAIN “NWLI”

Austin, Texas (October 2, 2015) - National Western Life Insurance Company, a Colorado corporation (Nasdaq Global Market: NWLI) (the “Company”), today announced that it has completed its previously announced holding company reorganization, pursuant to which a new Delaware corporation, National Western Life Group, Inc., (“NWLI Delaware”), has replaced the Company as the publicly held corporation. At the market open today, October 2, 2015, the Class A shares of common stock of NWLI Delaware commenced trading on the Nasdaq Global Market under the ticker symbol “NWLI”, the same ticker symbol previously used by the Company.

As a result of the reorganization, the Company has become a wholly owned subsidiary of NWLI Delaware. In addition, the Company’s shareholders have automatically become stockholders of NWLI Delaware on a one-for-one basis, holding the same number and class of NWLI Delaware shares and the same ownership percentage after the reorganization as they held immediately prior to the reorganization. The business operations and executive officers of the Company will not change as a result of the reorganization.

About National Western Life Group, Inc.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company. Founded in 1956, National Western Life Insurance Company is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. National Western Life Insurance Company has approximately 265 employees and 22,000 contracted independent agents, brokers, and consultants, and at June 30, 2015, maintained total assets of $11.5 billion, stockholders' equity of $1.6 billion, and life insurance in force of $22.9 billion.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com